EXHIBIT III

LOCK-UP AGREEMENT
March 15, 2018
Andina Acquisition Corp. II
250 West 57th Street
Suite 2223
New York, New York 10107

Lazy Days' R.V. Center, Inc.
6130 Lazy Days Blvd.
Seffner, Florida 33584

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated October 27, 2017, by and among Andina Acquisition Corp. II, a Cayman Islands exempted company ("Parent"), Andina II Holdco Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Holdco"), Andina II Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Holdco, Lazy Days' R.V. Center, Inc., a Delaware corporation (the "Company") and the other signatories parties thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

To induce the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement, the undersigned hereby agrees that it will not, without the consent of Holdco, during the period commencing on the date hereof and ending on the earlier of (i) the nine-month anniversary of the date hereof and (ii) the date on which Holdco consummates a liquidation, merger, stock exchange or other similar transaction in which Holdco is not the surviving company or which results in a Change of Control (the "Restricted Period"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Holdco Shares beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the undersigned or any other Related Securities (as defined below) beneficially owned by the undersigned or (2) enter into any swap or other arrangement that transfers to any other Person, in whole or in part, any of the economic consequences of ownership of the Holdco Shares beneficially owned by the undersigned, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Holdco Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Holdco Shares or Related Securities acquired by the undersigned after the Transaction Merger, (b) if the undersigned is a corporation, partnership, limited liability company or other business entity, a disposition, transfer or distribution of Holdco Shares or Related Securities to the undersigned's affiliates, limited or general partners, members, stockholders or other equity holders of the undersigned, (c) if the undersigned is an individual, transfers of Holdco Shares or Related Securities as bona fide gifts or to a trust the beneficiaries of which are exclusively the undersigned or immediate family members of the undersigned, (d) transactions relating to Holdco Shares or Related Securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (e) if the undersigned is an individual, transfers of Holdco Shares or Related Securities by will or intestacy, (f) the exercise of options, stock appreciation rights or warrants to purchase Holdco Shares, (g) transfers, sales, tenders or other dispositions of Holdco Shares to a bona fide third party pursuant to a tender offer for securities of Holdco or any merger, consolidation or other business combination involving a Change of Control (as defined below) of Holdco that, in each case with respect to this clause (g), has been approved by the board of directors of Holdco (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Holdco Shares in connection with any such transaction, or vote any Holdco Shares in favor of any such transaction); provided that all Holdco Shares subject to this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Holdco Shares subject to this agreement shall remain subject to the restrictions herein or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer, sale or any other disposition of Holdco Shares; provided that (A) in the case of any transfer, distribution or sale pursuant to clauses (b), (c), (d) or (e) above, each donee, transferee or pledgee shall sign and deliver a lock-up agreement substantially in the form of this agreement, (B) in the case of any transfer or distribution pursuant to clauses (a), (b) or (c), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings required by applicable securities laws), (C) in the case of clause (f) above, that any Holdco Shares received upon such exercise, vesting, conversion, exchange or settlement shall be subject to all of the restrictions set forth in this agreement, (D) in the case of clause (h) above, such plan does not provide for the transfer of Holdco Shares during the Restricted Period and the entry into such plan is not publicly disclosed, including in any filing under the Exchange Act, during the Restricted Period and, (E) any filing or announcement by Holdco or the undersigned relating to a transfer or distribution under clauses (d), (e), (f) or (g) above shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing or announcement relates solely to transfers or distributions falling within the category described in the relevant clause.
Parent, Holdco, the Company, and the undersigned agree that fifty percent (50%) of the Holdco Shares issued by Holdco to the undersigned at Closing (subject to adjustment for any share splits, share dividends, reorganizations and recapitalizations or similar events) shall be automatically released from this agreement and no longer subject to the restrictions and obligations set forth herein prior to the expiration of the Restricted Period on the first day following the date on which the Closing Price (as defined below) of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations or similar events) for any twenty (20) trading days within any thirty (30) trading-day period commencing after the Closing.
"Change of Control" shall mean the transfer (whether by tender offer, merger, consolidation, sale of securities, sale of assets, or other similar transaction), in one transaction or a series of related transactions, to a person or group of persons, of either (x) Holdco's voting securities if, after such transfer, such person or group of persons would hold more than fifty percent (50%) of the outstanding voting securities of Holdco (or the surviving entity) or (y) all or substantially all of the consolidated assets of Holdco and its subsidiaries.
"Closing Price" shall mean, with respect to the Holdco Shares, as of any date of determination, (i) if the Holdco Shares are listed on a national securities exchange, the closing price per share of a Holdco Share on such date officially reported on the principal national securities exchange on which the Holdco Shares are then listed or admitted to trading; or (ii) if the Holdco Shares are not then listed or admitted to trading on any national securities exchange, the average of the reported closing bid and asked prices of the Holdco Shares on such date on the principal over the counter market on which the Holdco Shares are traded; or (iii) if neither of clause (i) or (ii) is applicable, a market price per share determined in good faith by the board of directors of Holdco or, if such determination is not satisfactory to the undersigned, by a nationally recognized investment banking firm mutually selected by Holdco and the undersigned, the expenses for which shall be borne by Holdco.  If trading is conducted on a continuous basis on any exchange, then the closing price shall be as of 4:00 P.M. New York City time.
 "Related Securities" shall mean any options or warrants or other rights to acquire Holdco Shares or any securities exchangeable or exercisable for or convertible into Holdco Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, Holdco Shares.
The undersigned understands that Parent, Holdco and the Company are relying upon this agreement in proceeding toward consummation of the Merger.  The undersigned further understands that, except to the extent otherwise set forth herein, this agreement is irrevocable.
Notwithstanding anything herein to the contrary, this agreement shall be of no further force or effect and the undersigned shall be released from all obligations under this agreement upon the earlier of (i) the termination of the Merger Agreement and (ii) 11:59 p.m. EST on the day on which the Restricted Period ends.
This agreement shall be legally binding on the undersigned and on the undersigned's successors and permitted assigns and shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
The undersigned irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York, New York, Borough of Manhattan, in connection with any matter based upon or arising out of this agreement, agrees that process may be served upon it in any manner authorized by the laws of the State of New York and waives and covenants not to assert or plead any objection which it might otherwise have to such manner of service of process. The undersigned waives, and shall not assert as a defense in any legal dispute, that (a) it is not personally subject to the jurisdiction of the above named courts for any reason, (b) such legal dispute may not be brought or is not maintainable in such court, (c) its property is exempt or immune from execution, (d) such legal dispute is brought in an inconvenient forum or (e) the venue of such legal dispute is improper.  THE UNDERSIGNED UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, THE UNDERSIGNED SHALL NOT ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.  FURTHERMORE, THE UNDERSIGNED SHALL NOT SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, the undersigned has caused this agreement to be executed as of the date first written above.

Very truly yours,

WAYZATA OPPORTUNITIES FUND II, L.P.
By: WOF II GP, L.P., its General Partner
By: WOF II GP, LLC, its General Partner

By:	/s/ Mary I. Burns
Name:	Mary I. Burns
Title:	Authorized Signatory

Address: c/o Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN 55391

WAYZATA OPPORTUNITIES FUND OFFSHORE II, L.P. By: Wayzata Offshore GP II, LLC, its General Partner

By:	/s/ Mary I. Burns
Name:	Mary I. Burns
Title:	Authorized Signatory

Address: c/o Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN 55391